Exhibit 10.32

FOURTH AMENDMENT

TO

SHOPPING CENTER PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO SHOPPING CENTER PURCHASE AND SALE AGREEMENT (“Amendment”) is made this October 6, 2011 by and between BURWOOD VILLAGE MZL LLC, a Maryland limited liability company (“Seller”) and THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company (“Purchaser”).

RECITALS:

A. Seller, as Seller, and Purchaser, as Purchaser, are parties to a certain Shopping Center Purchase and Sale Agreement dated August 11, 2011, as amended by a certain First Amendment to Shopping Center Purchase and Sale Agreement dated September 15, 2011, by Second Amendment to Shopping Center Purchase and Sale Agreement dated September 19, 2011 and by Third Amendment to Shopping Center Purchase and Sale Agreement dated October 5, 2011 (collectively, the “Agreement”) with respect to the Burwood Village Shopping Center, located in Anne Arundel County, Maryland, as more particularly described in the Agreement.

B. Seller and Purchaser desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1. Capitalized terms used in this Amendment not otherwise defined herein shall have the meanings when used herein ascribed to such terms in the Agreement.

2. New Section 8.11(j) and 8.11(k) shall be added to the Agreement as follows:

“(j) Seller shall deposit $70,000.00 of the Purchase Price in escrow with the Title Company at Closing, and the parties shall enter into an appropriate escrow agreement with the Title Company, such $70,000.00 to be disbursed monthly following Closing to Purchaser in an amount equal to the monthly rent called for under the Gunnings Lease, such monthly disbursements to Purchaser to continue until tenant Gunnings has commenced paying rent and all other charges due under its Lease. To the extent any amounts remain in such escrow upon such commencement, the same shall be disbursed to Seller. Further, to the extent not funded to Gunnings prior to Closing and/or paid to the applicable broker or brokers prior to Closing (and, Seller shall supply reasonable evidence of the payment thereof within 5 business days prior to Closing, to the extent the same were paid as of such date), the $40,000.00 for the build out of the Gunnings Bar and payment of such brokerage commissions and the $60,000.00 to be loaned to Gunnings as provided for under its Lease for tenant improvements and fixturing will likewise be deposited in such escrow and thereupon Purchaser shall have the right to draw from such escrow for such build out expenses and brokerage commissions and to make such loan. Appropriate evidence of the amounts of such commissions shall be delivered to Purchaser at least 5 business days in advance of Closing.

(k) Seller shall use its commercially reasonable efforts to enter into a lease (“Great Clips Lease”) of approximately 1,500 square feet of premises within the Real Property with Great Clips at a rental rate initially of not less than $18.00 per square foot per year, with rental increases of 3% per annum after the first year of the term thereof, with a term of 5 years commencing no later than February 1, 2012, with a tenant improvement allowance of not more than $30,000.00, and otherwise on terms and conditions acceptable to Purchaser in its commercially reasonable discretion. Execution and delivery of the Great Clips Lease shall not be a condition precedent to Closing. At Closing, however, Seller shall deposit $57,000.00 ($27,000.00 of the same being referred to herein as the “Rent Escrow” and $30,000.00 of the same being referred to herein as the “TI/LC Escrow”) of the Purchase Price in escrow with the Title Company at Closing in accordance with the aforementioned escrow agreement, same to be disbursed to Purchaser or to Seller as follows:

(i) Whether or not the Great Clips Lease or a lease with another tenant in substitution for Great Clips is executed and delivered, commencing on February 1, 2012 and on the first of each calendar month thereafter until Great Clips or a replacement tenant therefor commences paying rent or the Rent Escrow has been exhausted, Purchaser shall have the right to draw $2,250.00 from the Rent Escrow; provided that, to the extent any rental paid by any substitute for Great Clips shall be less than $18.00 per square foot, Purchaser shall have the right, notwithstanding such rent commencement, to continue to draw from such escrow through and including January, 2013 an amount equal to the difference between $2,250.00 and the monthly rent being paid by such tenant.

(ii) If the Great Clips Lease is executed and delivered prior to January 31, 2013, following payment of all tenant improvement costs and leasing commissions associated with the Great Clips Lease (Purchaser having the right to draw from such TI/LLC Escrow to pay the same), Seller shall be paid the remainder of the TI/LC Escrow, and following rent commencement by Great Clips, Seller shall be paid the remainder, if any, in the Rent Escrow.

(iii) If the Great Clips Lease is not executed and delivered prior to January 31, 2013 and Purchaser has not secured a replacement tenant to take the premises Great Clips would have taken, then, any sums remaining in both the Rent Escrow and the TI/LC Escrow on such date shall be paid to Purchaser.

(iv) If the Great Clips Lease is not executed and delivered but a tenant in substitution therefor executes and delivers a Lease prior to January 31, 2013 for the premises Great Clips would have taken, then, following payment of all tenant improvement costs and leasing commissions associated with such Lease (Purchaser having the right to draw from the TI/LC Escrow to pay the same), the remainder of the TI/LC Escrow shall be paid to Seller, and following rent commencement for such substituted tenant, the remainder in the Rent Escrow shall be paid to Seller.”

3. This Amendment shall constitute notice to Seller under Section 3.3 of the Agreement of Purchaser’s satisfaction with the Inspections.

4. Seller represents and warrants to Purchaser that the right of first negotiation provided to tenant SCP 2005B-C19-509 LLC under its Lease has been duly waived by such tenant.

5. As amended hereby, the Agreement is hereby restated and republished in its entirety and shall be deemed to be in full force and effect.

6. This Amendment may be executed in any number of counterpart originals, each of which, when taken together, shall be deemed one and the same instrument. Executed copies of this Amendment may be delivered between the parties via electronic mail.

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IN WITNESS WHEREOF, the parties have executed this Amendment.

BURWOOD VILLAGE MZL LLC,
a Maryland limited liability company

By:	DANIEL PARTNERS LLC,
a New York limited liability company, Manager

	By:	/s/ Daniel Kaufthal
Daniel Kaufthal, Manager

“Seller”

THE PHILLIPS EDISON GROUP LLC,
an Ohio limited liability company

By:	PHILLIPS EDISON LIMITED PARTNERSHIP,
a Delaware limited partnership, Managing Member

	By:	PHILLIPS EDISON & COMPANY, INC.,
a Maryland corporation, General Partner

		By:	/s/ Authorized Signatory
		Name:	Authorized Signatory
Its:

“Purchaser”

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